FOR IMMEDIATE RELEASE

CONTACTS:

Investors: Julie Loftus Trudell News Media: Kent Jenkins Jr.
SVP, Investor Relations SVP, External Communications
AMERIGROUP Corporation AMERIGROUP Corporation
(757) 321-3597 (757) 769-7859

AMERIGROUP Provides Status on Tennessee Rate Increase
and Effect on 2008 Guidance

VIRGINIA BEACH, Va. (June 10, 2008) – AMERIGROUP Corporation (NYSE: AGP) announced today that it is suspending its full-year 2008 guidance of $2.35 to $2.45 per diluted share pending completion of its rate increase negotiations with the State of Tennessee. As previously announced, the Company will present at the Goldman Sachs Healthcare Conference on Wednesday, June 11.

In the first quarter of 2008, AMERIGROUP disclosed higher medical costs in the middle region of Tennessee due to private duty nursing expenses, which resulted in higher estimates for incurred costs in prior periods. Higher private duty nursing costs stem from program changes resulting from court orders predating the current program. These changes have resulted in comparatively generous benefits leading to higher utilization of home-based services by certain Medicaid beneficiaries. More specifically, the costs incurred by the dual-eligible population are significantly higher than the premiums currently received to provide this benefit. When the Company bid the middle region of Tennessee, the data book and bid range in the RFP for this benefit did not allow for current cost experience, and consequently, the Company is seeking an actuarially sound rate increase from the State.

Based on claims data through the first two months of the second quarter of 2008, the Company estimates that medical costs in Tennessee are higher than previously expected. Additionally, the Company expects to recognize unfavorable prior period development for Middle Tennessee in the second quarter. As disclosed in its first quarter earnings conference call, the Company has been in negotiations for a rate increase in Tennessee retroactive to April 1, 2008 to cover the increased medical expenses. However, the most recent paid claims information indicates that the necessary rate increase would have to be higher than previously expected in order to offset the increased medical costs.

While the Company supports efforts to provide home and community-based services to members, premium rates need to accurately reflect utilization and costs. The Company is currently in negotiations with the State on a retroactive rate increase and is looking for resolution before June 30. Additionally, the State has proposed changes to the benefit structure effective in third quarter 2008, as well as a process to modify utilization. However, there can be no assurance at this time that the Company will receive a rate increase sufficient to cover medical costs or that the benefit changes will take effect as proposed or that utilization will be moderated. If the Company is unable to secure an adequate rate increase, there will be pressure on the second quarter and the Company does not expect to be able to achieve its existing full-year earnings guidance. The Company cannot update its guidance until there is resolution of its rate increase request.

AMERIGROUP Community Care, Tennessee began operations in Middle Tennessee on April 1, 2007, when the State launched its newly restructured TennCare program. As of March 31, 2008, AMERIGROUP served 355,000 members in the State, including 168,000 administrative services only (ASO) members in West Tennessee.

Goldman Sachs 29th Annual Global Healthcare Conference
As previously announced, senior members of AMERIGROUP’s management team are scheduled to present at the Goldman Sachs Global Healthcare Conference on Wednesday, June 11 at 5:40 p.m. Eastern Time. The public may access a live webcast of the presentation and accompanying slides on AMERIGROUP’s Web site, www.amerigroupcorp.com, on the investors’ page.

Second Quarter Earnings Call
AMERIGROUP is scheduled to report its earnings for the second quarter ended June 30, 2008, after the market closes on Wednesday, July 23, 2008.  At 9:30 a.m. Eastern Time on Thursday, July 24, 2008, AMERIGROUP’s management will host a conference call and webcast to discuss earnings and other information. Additional information on this call, including access numbers, will be available later in the month.

About AMERIGROUP Corporation
AMERIGROUP Corporation, headquartered in Virginia Beach, Virginia, improves healthcare access and quality for the financially vulnerable, seniors and people with disabilities by developing innovative managed health services for the public sector.  Through its subsidiaries, AMERIGROUP Corporation serves approximately 1.7 million people in the District of Columbia, Florida, Georgia, Maryland, New Jersey, New Mexico, New York, Ohio, South Carolina, Tennessee, Texas and Virginia.  For more information, visit www.amerigroupcorp.com.

Forward-Looking Statements
This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission’s Fair Disclosure Regulation. This release contains certain ‘‘forward-looking’’ statements related to expected 2008 earnings which are subject to numerous factors, many of which are outside of our control, including the levels and amounts of membership, revenues, organic premium revenues, rate increases, operating cash flows, health benefits expenses, medical expense trend levels, our ability to manage our medical costs generally, seasonality of health benefits expenses, selling, general and administrative expenses, days in claims payable, income tax rates, interest rates, actions by the Federal Reserve, including changes in the Federal Funds Rate, our ability to enter into new markets or remain in our existing markets, earnings per share and net income growth.  These statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, national, state and local economic conditions, including their effect on the rate-setting process, timing of payments; the effect of government regulations and changes in regulations governing the healthcare industry; changes in Medicaid and Medicare payment levels and methodologies; liabilities and other claims asserted against us; our ability to attract and retain qualified personnel; our ability to maintain compliance with all minimum capital requirements; the availability and terms of capital to fund acquisitions and capital improvements; changes in interest rates; the competitive environment in which we operate; our ability to maintain and increase membership levels; demographic changes; increased use of services, increased cost of individual services, epidemics, the introduction of new or costly treatments and technology, newly mandated benefits or other regulatory changes, insured population characteristics and seasonal changes in the level of healthcare use; our ability to enter into new markets or remain in our existing markets; our inability to operate new products and markets at expected levels, including, but not limited to, profitability, membership and targeted service standards; catastrophes, including acts of terrorism or severe weather; and the unfavorable resolution of pending litigation.  There can also be no assurance that we will achieve the estimated earnings discussed in this release or that our actual results for 2008 will not differ materially from our current estimates.  Our ability to achieve the earnings described is subject to a variety of factors, including those described above, many of which are out of our control.

Investors should also refer to our Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission (“SEC”) and the subsequent quarterly report on Form 10-Q and current reports on Form 8-K filed with or furnished to the SEC, for a discussion of certain known risk factors that could cause our actual results to differ materially from our current estimates. Given these risks and uncertainties, we can give no assurances that any forward-looking statements will, in fact, transpire and, therefore, caution investors not to place undue reliance on them. We specifically disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

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